Exhibit 1
FOR IMMEDIATE RELEASE
June 14, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding Corrections to Condensed Statements of Consolidated Financial Results
for the Year Ended March 31, 2006
          Nissin Co., Ltd. (the “Company”) announces that the Company has made certain corrections on the unaudited condensed statements of consolidated financial results for the year ended March 31, 2006 (Japanese GAAP), announced on May 8, 2006. List of errata are described below and corrections are underlined.
[Page 11]
3. BUSINESS PERFORMANCE AND FINANCIAL POSITION
2) Consolidated Financial Position
II. Cash Flows
(Cash Flows from Operating Activities)
[As previously reported]
Net cash used in operating activities for the year ended March 31, 2006 was ¥89,882 million, compared to ¥16,202 million provided for the previous fiscal year. This change is mainly attributable to ¥82,894 million used in net origination of notes and loans receivable, centering on real estate-backed financing; Real Estate Finance, compared to ¥20,994 million provided by net collection of notes and loans receivable for the previous fiscal year, ¥10,187 million used in net acquisitions of purchased loans receivable, due to active operations in loan servicing business, compared to ¥10,188 million used in the previous fiscal year, while income before income taxes was ¥16,311 million, an increase of ¥4,948 million, compared with the previous fiscal year.
[As corrected]
Net cash used in operating activities for the year ended March 31, 2006 was ¥89,882 million, compared to ¥16,202 million provided for the previous fiscal year. This change is mainly attributable to ¥80,891 million used in net origination of notes and loans receivable, centering on real estate-backed financing; Real Estate Finance, compared to ¥20,994 million provided by net collection of notes and loans receivable for the previous fiscal year, ¥10,187 million used in net acquisitions of purchased loans receivable, due to active operations in loan servicing business, compared to ¥10,188 million used in the previous fiscal year, while income before income taxes was ¥16,311 million, an increase of ¥4,948 million, compared with the previous fiscal year.
[Page 11]
3) Trends in Management Indices
[As previously reported]

	March 31,
	2002	2003	2004	2005	2006

Shareholders’ equity ratio (%)	24.3	22.0	25.9	29.1	22.8
Shareholders’ equity ratio (on market value base, %)	30.6	30.1	51.6	68.5	100.5
Maturity of borrowings (year)	9.4	7.6	7.2	13.7	33.7

Interest coverage ratio (X)	4.0	5.4	5.8	3.7	2.7

[As corrected]

	March 31,
	2002	2003	2004	2005	2006

Shareholders’ equity ratio (%)	24.3	22.0	25.9	29.1	22.8
Shareholders’ equity ratio (on market value base, %)	30.6	30.1	51.6	68.5	100.5
Maturity of borrowings (year)	9.4	7.6	7.2	13.7	46.4

Interest coverage ratio (X)	4.0	5.4	5.8	3.7	1.9

[Page 24]
4. CONSOLIDATED FINANCIAL STATEMENTS
(4) Consolidated Statements of Cash Flows
[As previously reported]

	Year Ended March 31,
	2005	2006	Change
	Amount	Amount	Amount	Percentage
	(in millions except percentages)
Operating Activities

Charge-offs of loans receivable	8,768	10,787	2,019

(Gains) losses on change of equity interest, net	(1,341)	43	1,385
Interest receivable	229	(166)	(396)
Advanced interest received	(9)	68	78
Directors’ and statutory auditors’ bonuses	(72)	(83)	(11)
Other	(2,140)	(17,269)	(15,129)

Sub-total	19,123	12,257	(6,866)	(35.9)

Interest on deposits and dividends received	28	113	85
Interest paid	(2,956)	(2,750)	206
Income taxes paid	(5,266)	(2,301)	2,964

Sub-total	10,928	7,318	(3,610)	(33.0)

Loan originations	(118,812)	(206,946)	(88,133)
Collections of loans receivable	107,110	124,052	16,941

Proceeds from sales of loans receivable	32,696	—	(32,696)
Loans purchased	(16,896)	(17,853)	(957)
Collections of purchased loans	6,708	6,955	246
Proceeds from sales of purchased loans	—	711	711
Purchases of assets held for leases	(2,466)	(2,973)	(506)
Installment loans, net	(3,065)	(1,146)	1,919

Net cash provided by (used in) operating activities	16,202	(89,882)	(106,085)	(654.8)

[As corrected]

	Year Ended March 31,
	2005	2006	Change
	Amount	Amount	Amount	Percentage
	(in millions except percentages)
Operating Activities

Charge-offs of loans receivable	8,768	8,785	16

(Gains) losses on change of equity interest, net	(1,341)	43	1,385
Interest receivable	229	(166)	(396)
Advanced interest received	(9)	68	78
Directors’ and statutory auditors’ bonuses	(72)	(83)	(11)
Other	(2,140)	(17,269)	(15,129)

Sub-total	19,123	10,254	(8,868)	(46.4)

Interest on deposits and dividends received	28	113	85
Interest paid	(2,956)	(2,750)	206
Income taxes paid	(5,266)	(2,301)	2,964

Sub-total	10,928	5,315	(5,613)	(51.4)

Loan originations	(118,812)	(206,946)	(88,133)
Collections of loans receivable	107,110	126,054	18,944

Proceeds from sales of loans receivable	32,696	—	(32,696)
Loans purchased	(16,896)	(17,853)	(957)
Collections of purchased loans	6,708	6,955	246
Proceeds from sales of purchased loans	—	711	711
Purchases of assets held for leases	(2,466)	(2,973)	(506)
Installment loans, net	(3,065)	(1,146)	1,919

Net cash provided by (used in) operating activities	16,202	(89,882)	(106,085)	(654.8)

[Page 32]
(1)	Notes to Consolidated Financial Statements Consolidated Balance Sheets
[As previously reported]

Note 1.	Corresponding borrowings secured by the above collateral as of March 31, 2005 and 2006 are as follows:

	March 31,
	2005	2006
	(in millions)
Short-term borrowings	¥2,500	¥1,276

Current portion of long-term borrowings	7,301	10,183
Long-term borrowings	9,727	8,021

Total	¥19,528	¥19,481

[As corrected]

Note 1.	Corresponding borrowings secured by the above collateral as of March 31, 2005 and 2006 are as follows:

	March 31,
	2005	2006
	(in millions)
Short-term borrowings	¥2,500	¥5,276

Current portion of long-term borrowings	7,301	10,183
Long-term borrowings	9,727	8,021

Total	¥19,528	¥23,481